UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 22, 2004

IRIDEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27598	77-0210467

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1212 Terra Bella Avenue
Mountain View, California 94043

(Address of principal executive offices, including zip code)

(408) 940-4700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     (d) Effective September 22, 2004, the Board of Directors of IRIDEX Corporation (the “Company”) elected Garrett A. Garrettson as a new member of the Company’s Board of Directors (the “Board”) to serve until the Company’s next Annual Meeting of Stockholders, at which time Mr. Garrettson will be nominated for election by the Company’s stockholders. Mr. Garrettson was appointed as a member of the Company’s Audit and Corporate Governance Committee on September 22, 2004.

In accordance with the Company’s policy, Mr. Garrettson will receive $1,500 per Board meeting that he attends. He will also receive $1,000 per Audit and Corporate Governance Committee meeting that he attends. Additionally, Mr. Garrettson will be reimbursed for reasonable out-of-pocket expenses incurred by him in attending such meetings. Pursuant to the Company’s 1995 Director Option Plan (the “Director Plan”) adopted by the Board in October 1995 and approved by the Company’s stockholders in January 1996, Mr. Garrettson received an automatic and nondiscretionary grant of a nonstatutory stock option to purchase 11,250 shares of the Company’s Common Stock on September 22, 2004 (the “First Option”). This option was granted with an exercise price of $6.39. The First Option becomes exercisable as to one-twelfth (1/12) of the shares subject to the option each quarter, vests over a three-year period and has a term of 10 years. Pursuant to the Director Plan, on July 1, 2005 and on July 1st of each subsequent year, Mr. Garrettson will be automatically granted an option to purchase 3,750 shares of Common Stock at an exercise price equal to the fair market value on the date of grant provided that he is a director at such time (each, a “Subsequent Option”). Each Subsequent Option becomes exercisable as to one-fourth (1/4) of the shares subject to the option each quarter, commencing one quarter after the First Option and any previously granted Subsequent Option have become fully exercisable.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION
By:	/s/ LARRY TANNENBAUM
Larry Tannenbaum
Chief Financial Officer, Secretary and Senior Vice President of Finance and Administration

Date: September 24, 2004

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